EXHIBIT 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Separation Agreement”) is entered into between USA Waste-Management Resources, LLC (the “Company”) and Rick L Wittenbraker (the “Executive”).

This Separation Agreement is binding upon, and extends to, the parties and their past and present officers, directors, employees, shareholders, parent corporations, subsidiaries, affiliates, partners, agents, representatives, heirs, executors, assigns, administrators, successors, predecessors, family members, d/b/a’s, assumed names, and insurers, whether specifically mentioned hereafter or not. A reference to a party in this Separation Agreement necessarily includes those persons and/or entities described in the foregoing sentence.

PREAMBLE

WHEREAS, Waste Management, Inc. (together with any entity that is a direct or indirect majority-owned subsidiary of Waste Management, Inc. “Waste Management”) and Executive previously entered into that certain Employment Agreement dated October 31, 2003, as may have been amended from time to time (the “Employment Agreement”);

WHEREAS, pursuant to such Employment Agreement, Executive has been continuously employed;

WHEREAS, Executive has elected to participate in the Company’s 2014 voluntary early retirement program (the “VERP”), and his resignation is effective January 30, 2015;

WHEREAS, the Parties agree that upon his separation and execution of a waiver and release of claims, Executive will receive certain benefits described in Exhibit B of this Separation Agreement;

WHEREAS, the Company and Executive now jointly desire to enter into this Separation Agreement to supplement the continuing provisions of said Employment Agreement as set forth below; and

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.        Termination of Employment.    The employment of Executive will terminate on January 30, 2015 (“Employment Termination Date”). The parties agree that Executive is entitled to the certain compensation and benefits set forth in Section 6(d) of the Employment Agreement without his execution of a release, as more specifically detailed in Exhibit A to this Separation Agreement. It is expressly agreed to and acknowledged by the parties that Executive is entitled to the compensation and benefits set forth in Exhibit A whether or not he executes this Separation Agreement.

2.        Payment of Additional Consideration.    In consideration of the premises and promises herein contained, and subject to Executive executing and not revoking this Separation Agreement, it is agreed that the Company will provide Executive those certain benefits specifically detailed in Exhibit B to this Separation Agreement. It is expressly agreed to and acknowledged by the parties that Executive is not entitled to the benefits set forth in Exhibit B until such time as he executes and does not revoke this Separation Agreement. The Company shall withhold, or cause to be withheld, from said payments all amounts required to be withheld pursuant to federal, state or local tax laws.

The consideration set forth in this Paragraph 2 is in full, final and complete settlement of any and all claims which Executive could make in any complaint, charge, or civil action, whether for actual, nominal, compensatory, or punitive damages (including attorneys’ fees). Executive acknowledges that such consideration is being made as consideration for the releases set forth in Paragraphs 3 and 4. Executive further acknowledges that the items of consideration set forth in this Paragraph 2 are separate and distinct of and from each other, and that payment of each such item is independent valuable consideration for the release and waiver set forth in Paragraphs 3 and 4.

3.        General Release.    In exchange for the first payment made to you pursuant to Paragraph 2, Executive releases and discharge the Company, its past and present parent, subsidiary and affiliated companies, agents, directors, officers, employees, and representatives, and all persons acting by, through, under or in concert with the Company (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which Executive ever had, or now have, against the Released Parties to the date of this Separation Agreement. The claims Executive releases include, but are not limited to, claims that the Released Parties:

•	discriminated against Executive on the basis of Executive’s race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances, executive orders, including but not limited to the Massachusetts Fair Employment Practices Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Whistleblower Act, North Dakota Century Code §9-13-02 and South Dakota Code Laws § 20-7-11; or

•	discriminated against Executive on the basis of Executive’s age or violated any right Executive may have under the Age Discrimination in Employment Act (“ADEA”); or

•	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

•

violated any other federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Older Workers Benefits Protection Act; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

•	violated its personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties; or

•	violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family, and/or promissory estoppel; or

•	is in any way obligated for any reason to pay Executive’s damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest, except as provided for in Paragraph 10 of the Employment Agreement, or as otherwise provided by this Separation Agreement, law or Waste Management’s bylaws and certificates of incorporation.

Executive understands and agrees that this Separation Agreement includes all claims that Executive may have and that Executive does not now know or suspect to exist in Executive’s favor against the Released Parties, and that this Separation Agreement extinguishes those claims. Executive is not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right, which by law cannot be waived through private agreement; or (c) any claims or rights under the ADEA or any other law that may arise after Executive executes this Separation Agreement.

4.        Charges and Administrative Proceedings.    Nothing in this Separation Agreement shall affect the U.S. Equal Employment Opportunity Commission’s (“EEOC”) or a comparable state or local agency’s rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, or any other applicable law. Further, nothing in this Separation Agreement shall be construed as a basis for interfering with Executive’s protected right to challenge the waiver of an ADEA claim under the Older Workers Benefit Protection Act, or to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the National Labor Relations Board (“NLRB”) or any other state, federal or local government entity; provided, however, if the EEOC, NLRB, or any other state, federal or local government entity commences an investigation on Executive’s behalf, Executive specifically waives and releases his right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation, nor will Executive seek reinstatement to Executive’s former position with the Company.

5.        Covenant Not to Sue.    For the purpose of giving a full and complete release, Executive covenants and agrees that he has no pending claims or charges against the Released

Parties. If Executive has any pending claims in a federal, state or local court, or in an arbitral forum, Executive agrees to promptly file all appropriate papers requesting withdrawal and dismissal of such claims. Executive further agrees not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of Executive’s employment or termination of employment. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of claims in Paragraph 3 above.

Nothing in this Separation Agreement prevents Executive from bringing an action challenging the validity of this Separation Agreement or taking any action set forth in Paragraph 4 above. If a federal, state or local government agency commences an investigation on your behalf, Executive specifically waives and releases the right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation, nor will Executive seek reinstatement to Executive’s former position with the Company.

If Executive breaches this Separation Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Executive understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this paragraph, and (ii) Executive will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Separation Agreement.

6.        Protective Covenants and Loss of Benefits.    Executive acknowledges and agrees that the protective and restrictive covenants set forth in Section 10 of the Employment Agreement (the “Employment Agreement Protective Covenants”) remain in full force and effect and that the benefits payable under Section 2 of this Separation Agreement are subject to forfeiture due to prohibited conduct as set forth in Section 11 of the Employment Agreement.

7.        Application to all Forms of Relief.    This Separation Agreement applies to any relief no matter how called, including without limitation, wages, back pay, front pay, reinstatement, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

8.        No Admissions, Complaints or Other Claims.    The Executive acknowledges and agrees that this Separation Agreement is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Released Party with any governmental agency, court or tribunal.

9.        Acknowledgments.    Executive has fully reviewed the terms of this Separation Agreement, acknowledges that he understands its terms, and states that he is entering into this Separation Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment with the Company or the termination of his employment.

Executive acknowledges that he has had at least forty-five (45) days to consider this General Release Agreement thoroughly, and Executive understands that he has the right to consult with an attorney, before he signs below and is advised to do so.

If Executive signs and returns this General Release Agreement before the end of the 45-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not — through fraud, misrepresentation, a threat to withdraw or alter the offer before the 45-day period expires, or by providing different terms to other employees who sign the release before such time period expires — improperly encourage Executive to sign.

Executive understands that he may revoke this General Release Agreement within seven (7) days after he signs it. Executive’s revocation must be in writing and submitted within the seven (7) day period to Kimberly Gee Stith, via hand delivery or via electronic delivery at: KStith@wm.com. If Executive does not revoke this General Release Agreement within the seven (7) day period, it becomes irrevocable. Executive further understands that if he revokes this General Release Agreement, he will not be eligible to receive the benefits described in Exhibit B. All benefits described in Exhibit B will be paid on the dates specified herein, but only if this General Release Agreement has been duly executed and not revoked within its revocation period.

Executive also acknowledges that before signing this Separation Agreement, Executive received certain information about the eligibility for the benefits available under this Separation Agreement and the persons affected by this employment termination program, including the job titles and ages of both the persons selected and not selected to receive the benefits available under this Separation Agreement. This information is attached to this Separation Agreement as Exhibit C.

10.        Settlement and Acquisition of Goodwill.    Executive waives and releases any and all claims that restrictive covenants contained in Paragraph 8 of the Employment Agreement (the “Employment Agreement Protective Covenants”) are not enforceable or are against public policy. Executive covenants not to file a lawsuit or arbitration proceeding, pursue declaratory relief, or otherwise take any legal action to challenge the enforceability of the Employment Agreement Protective Covenants. The parties agree that the payments and benefits referred to in Exhibit B are, in part, consideration of the settlement of all disputes regarding the enforceability and application of goodwill, trade secrets, and confidential information developed by Executive in the course of his employment with the Company. To help preserve the value of the goodwill, trade secrets, and confidential information acquired herewith, it is agreed that Executive will comply with the Employment Agreement Protective Covenants (incorporated herein by reference) for the periods of time set forth therein. It is specifically agreed that the two-year Restricted Term set forth in Paragraph 10 of the Employment Agreement and the restriction provided for therein shall commence upon Executive’s termination of employment with the Company.

11.        Assistance and Cooperation.    Executive agrees that he will cooperate fully with the Company and its counsel, upon their request, with respect to any proceeding (including any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates to matters with which Executive was involved while he was an employee of the Company or with which he has knowledge. Executive agrees to render such cooperation in a timely fashion and to provide Company personnel and counsel with the full benefit of his knowledge with respect to any such matter.

The Company, Waste Management and their past and present parents, subsidiaries, and affiliated entities and companies have certain obligations to Executive, his heirs and legal representatives to provide indemnity, to advance expenses, and to provide officers and directors liability insurance. These obligations are provided by law, in Paragraph 10 of the Employment Agreement, in this Separation Agreement, in Article Eighth of the Third Amended and Restated Certificate of Incorporation of Waste Management, Inc. (“WMI”), in Article X of WMI’s bylaws, and in similar provisions in the certificates (charters) of incorporation, bylaws and other governing documents of various past and present Waste Management parents, subsidiaries, and affiliated entities and companies. These obligations will continue beyond Executive’s termination of employment on the Employment Termination Date, in accordance with and subject to the provisions thereof and applicable Delaware law.

12.        Choice of Laws.    This Separation Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas. The language of all parts of this Separation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.        Severability.    Should any provision of this Separation Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Separation Agreement.

14.        Matters Relating to Section 409A of the Code.    Notwithstanding any provision in this Separation Agreement to the contrary, if any compensation or benefit provided hereunder is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company, then the following provisions shall apply:

(a)	Notwithstanding anything to the contrary in this Separation Agreement, with respect to any amounts payable to Executive under this Separation Agreement in connection with a termination of Executive’s employment that are subject to, and not exempt under, Section 409A, a termination of employment shall not be considered to have occurred under this Separation Agreement unless and until such termination constitutes Executive’s “separation from service” as defined in Section 409A.

(b)	This Separation Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefit under this Separation Agreement becomes subject to (1) the gross income inclusion under Section 409A or (2) the interest and additional tax under Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties. If any provision of this Separation Agreement would cause Executive to incur the Section 409A Penalties, the Company may, after consulting with Executive, reform such provision to comply with Section 409A or to preclude imposition of the Section 409A Penalties, to the full extent permitted under Section 409A.

(c)	The payment of severance benefits set forth in Exhibit B are designated as separate payments for the purpose of the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), and, with respect to such separation payments, the exemption for involuntary separation from service or participation in a window program under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, (1) separation payments that are by their terms scheduled to be made before March 15, 2015, and (2) any additional separation payments that are made on or before December 31, 2016, and do not exceed the lesser of two times Base Salary or two times the annual limit under Code Section 401(a)(17) as then in effect, are exempt from the requirements of Code Section 409A

15.        Complete Agreement.    The parties hereto agree that the October 31, 2003, Employment Agreement (including any other amendments thereto) as modified by this Separation Agreement, contains the full and final expression of their agreements with respect to the matters contained therein, and acknowledge that no other promises have been made to or by any of the parties that are not set forth in these Agreements.

The parties agree that neither the offer of, nor the execution of, this Separation Agreement will be construed as an admission of wrongdoing by anyone. Instead, this Separation Agreement is to be construed solely as a reflection of the parties’ desire to facilitate a peaceful separation of employment and to make sure there are no unresolved issued between them.

Please review this document carefully as it contains a release of claims.

IN WITNESS WHEREOF, the Executive has entered into this Separation Agreement, and the Company has caused this Separation Agreement to be executed in its name and on its behalf by its duly authorized officer to be effective as of the date that this Separation Agreement is executed by Executive as set forth beneath the signature below (the “Effective Date”).

RICK L WITTENBRAKER (“Executive”) /s/ Rick L Wittenbraker Signature Date: January 30, 2015 “Effective Date”	By:	USA WASTE-MANAGEMENT RESOURCES, LLC (The “Company”) /s/ John S. Tsai Title: VP & Assistant General Counsel Printed Name: John S. Tsai Date: January 23, 2015

EXHIBIT A

The employment of Executive is terminated, effective January 30, 2015 (the “Employment Termination Date”). Executive is therefore, entitled to the payments and benefits listed below and detailed in under Section 6(d) of the Employment Agreement whether or not he signs this Separation Agreement. These include

(a)	Accrued but unpaid base salary for services rendered to the Employment Termination Date.

(b)	Accrued but unpaid expenses required to be reimbursed under the Employment Agreement.

(c)	Accrued but unused vacation for the year 2015 to the Employment Termination Date.

(d)	A payment under the Company’s 2014 Annual Incentive Plan (AIP) payable at the same time, on the same basis and to the same extent payments are made to similar senior executives of the Company. Executive is not entitled to a payout under any other bonus plan.

Further, Executive is also entitled to the following under the terms of outstanding equity awards issued to Executive under the Waste Management’s equity incentive plans (including, but not limited to awards issued pursuant to the Waste Management, Inc. 2009 Stock Incentive Plan):

(e)	In accordance with the terms of each such award, for a period of three years ending on the third annual anniversary of Executive’s Employment Termination Date, outstanding stock option awards shall vest and, once vested, shall remain exercisable (in accordance with the established exercise procedures under each such stock option award) for the three year period following Executive’s Employment Termination Date; provided, however, in no event will any such stock option be exercisable beyond the original term of the award.

(f)	With respect to Executive’s outstanding awards of Performance Share Units (“PSUs”) awarded under the Waste Management, Inc. 2009 Stock Incentive Plan on March 9, 2012, March 8, 2013, and March 7, 2014, Executive shall be entitled to receive the PSUs and related dividend equivalents that Executive would have been entitled to receive if he had remained employed until the last day of the Performance Period (as defined in each such applicable award) multiplied by the fraction which has as its numerator the total number of days Executive was employed by the Company during the applicable Performance Period and has as its denominator the total number of days during the applicable Performance Period.

(g)

With respect to Executive’s outstanding award dated November 6, 2012, of Restricted Stock Units (“RSUs”) awarded under the Waste Management, Inc. 2009 Stock Incentive Plan, Executive shall be entitled to have vested the amount of RSUs equivalent to the total RSUs granted under such award multiplied by the fraction which has as its numerator the total number of days that Executive was employed by the Company during the period beginning on November 6, 2012, and ending on the Termination of Employment Date and which has as its denominator 1,096 (being the number of calendar days in the Restriction Period as defined in such award). Such amount shall be paid as soon as administratively feasible following Executive’s Employment Termination Date.

All payments will be subject to applicable withholdings for federal, state and local income and employment taxes.

Executive is entitled to the benefits described above in this Exhibit A whether or not he executes this Separation Agreement.

EXHIBIT B

The employment of Executive is terminated, effective January 30, 2015 (the “Employment Termination Date”) under the terms of this Separation Agreement. In consideration of the premises and promises herein contained, it is agreed that, Executive is entitled to the compensation and benefits set forth below only after he executes and does not revoke this Separation Agreement.

The payments and benefits to be provided are as follows:

(a)	A severance payment in the gross amount of One Million, Seven Hundred Ninety-Six Thousand, Four Hundred and Sixty-Nine Dollars, and Fifty Cents ($1,796,469.50), approximately equal to two times the sum of Executive’s base salary ($513,277) and Target Bonus ($384,957.75). This severance amount will be paid as follows:

(i) Eight Hundred and Ninety-Eight Thousand, Two Hundred and Thirty Four Dollars, and Seventy Five Cents ($898,234.75) shall be paid within 10 days after the seven-day revocation period described in Paragraph 9 of this Separation Agreement.

(ii) Eight Hundred and Ninety-Eight Thousand, Two Hundred and Thirty Four Dollars, and Seventy Five Cents ($898,234.75) shall be paid during the two (2) year period beginning on the Employment Termination Date and continuing at the same time and in the same manner Executive’s base salary would have been paid if Executive had remained in active employment until the end of such period.

(b)	Twenty-four months of continued group health and/or dental insurance coverage that Executive participated in as of his Employment Termination Date. Executive must timely elect COBRA coverage and the Company will provide COBRA coverage at its own expense for 18 months or, if earlier, until Executive’s death or eligibility for coverage by a subsequent employer. Thereafter, Executive will have no additional COBRA coverage, but if Executive has not obtained coverage from a subsequent employer, the Company will provide up to six months additional medical and dental coverage.

(c)	The Company will pay you Seventy-Five Thousand Dollars ($75,000) as the approximate value of twenty-four months of continued disability and life insurance coverage that Executive participated in as of his Employment Termination Date.

All payments will be subject to applicable withholdings for federal, state, and local income and employment taxes.

Exhibit C

MANDATORY DISCLOSURES

Waste Management is constantly working to better align its Corporate and Field teams, to help achieve its strategic goals. In order to better achieve these goals, it is necessary to consolidate and realign several corporate functions, and, unfortunately, eliminate certain positions in both the Corporate and Waste Management Recycle America (“WMRA”) groups.

The Company offered members of its Senior Leadership Team the opportunity to voluntarily resign in exchange for an enhanced separation package available through the Company’s 2014 Voluntary Early Retirement Program (“VERP”). Executive accepted the Company’s offer and the benefits available are described in Exhibit B of this Separation Agreement. Please review the information below before signing.

1.        Eligibility for VERP and Severance:    The Company is providing you with specific information showing the employees who are eligible and ineligible for severance benefits under the VERP, by age and job title. Employees indicated as “Selected” are having their employment terminated, and they are eligible for Severance if they sign the Release within the number of days after termination of employment prescribed in the Release, and return the signed Release to which this disclosure is attached. Employees listed as “Not Selected” are ineligible for Severance because they have not been selected for this reorganization.

2.        Decisional Unit and Factors Considered in Selection Decisions:    The employees considered for participation in this group termination program consisted of members of the Company’s Senior Leadership Team. The Company considered the alignment of the field and corporate team and the skills and duties of the impacted employees when selecting individuals.

The information given on the below chart is current as of January 8, 2015. This information is subject to change and may be affected by future employment decisions. Any questions about this information should be directed to Laura Naumann via email: LNaumann@wm.com.

Title	Age	Selected	Not Selected
President Recycling Services & OGG	48	X
Chief Sales & Marketing Officer	57	X
EVP & Chief Operating Officer	61		X
SVP Human Resources	56		X
SVP Gen Counsel, CCO & Asst Sec	66	X
SVP Govt Affairs & Communication	54		X
CIO & SVP Tech, Logistics & CS	52		X
EVP & Chief Financial Officer	52		X
VP Field Operations	45, 60		X